AGREEMENT AND PLAN OF MERGER

BETWEEN

ASSOCIATED BANC-CORP

AND

STATE FINANCIAL SERVICES CORPORATION

March 21, 2005

TABLE OF CONTENTS

ARTICLE I

THE MERGER

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.24.	Brokers	26
SECTION 2.25.	Tax Matters	27
SECTION 2.26.	[Intentionally Omitted]	27
SECTION 2.27.	Vote Required	27
SECTION 2.28.	Board Approval	27
SECTION 2.29.	State Takeover Laws	27

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

ARTICLE IV

COVENANTS OF THE COMPANY

ARTICLE V

COVENANTS OF ASSOCIATED

ARTICLE VI

ADDITIONAL AGREEMENTS

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.01	Conditions to Obligation of Each Party to Effect the Merger	48
SECTION 7.02	Additional Conditions to Obligations of Associated	49
SECTION 7.03	Additional Conditions to Obligations of the Company	51

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01	Termination	53
SECTION 8.02	Effect of Termination	56
SECTION 8.03	Amendment	57
SECTION 8.04	Waiver	58

ARTICLE IX

GENERAL PROVISIONS

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2005 (the “Agreement”), between ASSOCIATED BANC-CORP, a Wisconsin corporation (“Associated”), and STATE FINANCIAL SERVICES CORPORATION, a Wisconsin corporation (the “Company”).

W I T N E S S E T H:

        WHEREAS, the Company is a bank holding company, the wholly owned subsidiary of which is State Financial Bank, National Association (the “Bank”), and the Bank has wholly owned subsidiaries consisting of Hales Corners Development Corporation (“HCDC”), Hales Corners Investment Corporation (“HCIC”) and State Financial Funding Corporation (“SFFC”), and SFFC has wholly owned subsidiaries consisting of State Financial Real Estate Investment Corporation (“SFREIC”) and Lokken, Chesnut & Cape Incorporated (“LCCI”) and a majority owned subsidiary, m2 Lease Funds LLC (“M2”) (such subsidiaries collectively with the Bank or any other direct or indirect subsidiary of the Company are collectively referred to in this Agreement as the “Company Subsidiaries”); and

        WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law (“Wisconsin Law”), will merge with and into Associated (the “Merger”); and

        WHEREAS, the respective Boards of Directors of the Company and Associated have determined that the Merger will enhance the ability of the Company and Associated to better serve their existing depositors and customers and increase their financial strength; and

        WHEREAS, the respective Boards of Directors of the Company and Associated believe that the Merger will benefit the shareholders and the employees of the Company and Associated; and

        WHEREAS, the respective Boards of Directors of Associated and the Company have (i) determined that the Merger and the exchange of newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of Company Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

        WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

        WHEREAS, Associated and the Company intend to effect a merger that qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Associated. As a result of the Merger, the separate corporate existence of the Company shall cease and Associated shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

        SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of, Wisconsin Law (a) after the satisfaction or, if permissible, waiver of conditions set forth in Article VII, and (b) as promptly as possible following the latest of the following dates:

    (i)        The date of expiration of any applicable waiting period after approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”);

    (ii)        Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules, or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

(iii) The date of the shareholders meeting of the Company to vote upon and approve the Merger pursuant to Section 6.02; or

(iv) The satisfaction or, if permissible, waiver of the other conditions to the Merger set forth in Article VII.

        The date and time of the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, or such later date or later time as specified in such filing, is hereinafter referred to as the “Effective Time.”

        SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers, and franchises of Associated and the Company shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Associated and the Company shall become the debts, liabilities, and duties of the Surviving Corporation.

        SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Associated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

        SECTION 1.05. Directors and Officers. The directors of Associated immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Associated immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Associated, the Company, or the holders of any of the following securities:

             (a)        Each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as “Shares”, which term, as the context requires, shall be deemed to include the Preferred Share Purchase Rights (the “Rights”) issued under the terms of the Company Rights Agreement (as defined in Section 2.05(c)) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, in accordance with Section 1.07, into the right to receive 1.20 (such ratio, as it may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Associated (“Associated Common Stock”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate (as defined in Section 1.07(b)) shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such Shares are convertible and any cash payment in lieu of Fractional Shares (as defined in Section 1.07(e)). Certificates shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor and cash in lieu of Fractional Shares (if any) upon the surrender of such Certificates in accordance with the provisions of Section 1.07, without interest. No Fractional Shares (if any) shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.07(e) hereof.

             (b)        Each share of Company Common Stock held in the treasury of the Company and each Share owned by Associated for its own account or any direct or indirect wholly owned Associated Subsidiaries (as defined in Section 3.01) for their own respective accounts immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

        SECTION 1.07. Exchange of Certificates.

             (a)        Exchange Agent. As of the Effective Time, Associated shall deposit, or shall cause to be deposited, with an exchange agent designated by Associated and acceptable to the Company (the “Exchange Agent”), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, certificates representing the shares of Associated Common Stock and cash to be paid in lieu of Fractional Shares (if any) (such certificates for shares of Associated Common Stock and cash in lieu of Fractional Shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) payable or issuable pursuant to Sections 1.06 or 1.07(e) (if any) in exchange for Shares.

             (b)        Exchange Procedures. As soon as reasonably practicable after the Effective Time (but in no event later than 10 days after the Effective Time), the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), whose Shares were converted into the right to shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of Fractional Shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or an affidavit of lost certificate in a form reasonably acceptable to the Exchange Agent and, if reasonably required by the Exchange Agent, the posting of a bond, in such amount as the Exchange Agent may require, as indemnity against any claim made against it with respect to such lost certificate) and shall be in such form and have such other provisions as Associated may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Associated Common Stock and cash in lieu of Fractional Shares (if any). The foregoing letter of transmittal and instructions shall be subject to prior approval of the Company, which approval shall not be unreasonably withheld. At the Effective Time and upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock which such holder has the right and cash in lieu of Fractional Shares (if any), (after taking into account all Shares then held by such holder) and the Certificate so surrendered shall forthwith be canceled and a certificate representing shares of Associated Common Stock and the cash in lieu of Fractional Shares (if any) shall be sent as promptly as practicable to such holder. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock and the cash in lieu of Fractional Shares (if any) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Exchange Agent shall make reasonable efforts to make available additional letters of transmittal and instructions to all such persons who become holders (or beneficial owners) of Company Common Stock. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Associated Common Stock and cash in lieu of Fractional Shares (if any) until Associated has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Associated Common Stock and cash in lieu of Fractional Shares (if any) as contemplated by Section 1.07(e).

             (c)        Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of Fractional Shares (if any) shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to Associated Common Stock and payable to the holder of record thereof on or after the Effective Time that are payable to the holder of a Certificate not theretofore surrendered and exchanged for Associated Common Stock pursuant to this Section 1.07(c) shall be paid or delivered by Associated to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed on the date of termination of the Exchange Fund pursuant to Section 1.07(f) shall be repaid or redelivered by the Exchange Agent to Associated. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a Fractional Share (if any) to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

             (d)        No Further Rights in the Shares. All shares of Associated Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

             (e)        No Fractional Shares. No certificates or scrip representing fractional shares of Associated Common Stock (“Fractional Shares”) shall be issued upon the surrender for exchange of Certificates, and such Fractional Share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a Fractional Share interest shall be paid an amount in cash equal to the product obtained by multiplying such Fractional Share interest to which such holder (after taking into account all Fractional Share interests then held by such holder) would otherwise be entitled by the Associated Average Price (as defined in Section 8.01(a)(xiv).

             (f)        Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one year after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of Fractional Shares (if any), and any dividends or distributions with respect to Associated Common Stock.

             (g)        No Liability. Neither Associated nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat, or similar law.

             (h)        Withholding Rights. Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares or any holder of Company Stock Options pursuant to Section 1.10 such amounts as Associated is required by law to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by Associated.

        SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock and if applicable cash in accordance with this Article I.

        SECTION 1.09. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine or subdivide its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment (if any) shall be made to the Exchange Ratio set forth in Section 1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company Common Stock shall be converted. For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of

Associated Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any stock options, warrants, restricted stock sale, or performance stock issued under option plans of Associated existing as of the date of this Agreement.

        SECTION 1.10. Treatment of Company Stock Options. All rights under any option to purchase shares of Company Common Stock that remains outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (the “Company Stock Options”) shall become null and void and cease to represent a right to acquire shares of Company Common Stock as of the Effective Time and shall be converted into the right to receive cash in an amount equal to the product of (i) the number of shares of Company Common Stock subject to the Company Stock Option multiplied by (ii) the amount by which the Exchange Ratio multiplied by Associated Average Price (as defined in Section 8.01(a)(xiv)) exceeds the exercise price for such Company Stock Option (the aggregate amount of such payments, the “Company Option Payments”). At or before the Effective Time, the Company shall cause to be effected any amendments to any plans, grant agreements, or other documents relating to any of the Company Stock Options which may be necessary in order to give effect to the provisions of this Section 1.10 and, if necessary, will use reasonable efforts to obtain the consent of any holder of Company Stock Options necessary to effect any such amendments. To the extent reasonably requested, the Company shall provide to Associated not less than five business days prior to the Effective Time, copies of an agreement in the form of Exhibit 1.10 attached hereto (the “Option Conversion Agreement”), duly executed by each of the holders of the Company Stock Options acknowledging their agreement and consent to the terms of such conversion set forth in this Section 1.10.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Associated that:

        SECTION 2.01. Organization and Qualification of the Company, the Bank and the Other Company Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Bank is a duly organized and validly existing nationally chartered bank headquartered in Milwaukee, Wisconsin, and a wholly owned subsidiary of the Company. HCDC is a duly organized and validly existing Wisconsin corporation and wholly owned subsidiary of the Bank. HCIC is a duly organized and validly existing Nevada corporation and a wholly owned subsidiary of the Bank. SFFC is a duly organized and validly existing Nevada corporation and wholly owned subsidiary of the Bank. SFREIC is a duly organized and validly existing Wisconsin corporation and wholly owned subsidiary of SFFC. LCCI is a duly organized and validly existing Minnesota corporation and wholly owned subsidiary of the Company. M2 is a duly organized and validly existing Wisconsin limited liability company and majority owned subsidiary of the Company. The Bank, HCDC, HCIC, SFFC, SFREIC, LCCI and M2 are the only direct or indirect subsidiaries of the Company. The

Company and the Company Subsidiaries each has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (“Company Approvals”) necessary to own, lease, and operate its respective properties and to carry on its respective business as it is now being conducted, except where the failure to be so organized, existing, or in good standing or to have such power, authority, and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The term “Material Adverse Effect” as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets, or liabilities (including contingent liabilities) of a party and its subsidiaries, taken as a whole, or which would prevent or materially delay consummation of the Merger or otherwise prevent such party performing its obligations under this Agreement in any material respect and shall be deemed to include, without limitation, (a) with respect to the Company or any of the Company Subsidiaries, any changes or effects that result in, or are reasonably likely to result in (within the period beginning with the Effective Time and ending twelve (12) months therefrom), a cost, expense, or liability (including contingent liability), individually or in the aggregate, in an amount of $6.0 million or greater on the Company and the Company Subsidiaries, when taken as a whole, or an effect, individually or in the aggregate, of $3.0 million or more on the Company’s consolidated earnings on an after-tax basis; and (b) with respect to Associated or any Associated Subsidiary any changes or effects that result in, or are reasonably likely to result in (within the period beginning with the Effective Time and ending twelve (12) months therefrom), a cost, expense or liability (including contingent liability), individually or in the aggregate, in an amount of $60.0 million or greater on Associated and the Associated Subsidiaries, when taken as a whole, or an effect, individually or in the aggregate, of $35.0 million or more on Associated’s consolidated earnings on an after-tax basis; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement; (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, provided that such changes do not affect the party and its subsidiaries in a materially disproportionate manner; (c) changes in generally accepted accounting principles that are generally applicable to the banking and savings industries, provided that such changes do not affect the party and its subsidiaries in a materially disproportionate manner; and (d) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates, provided that such changes do not affect the party and its subsidiaries in a materially disproportionate manner. The Company has not received any notice of proceedings relating to the revocation or adverse modification, or proceeding with respect to any Company Approvals. The Company and the Company Subsidiaries each is duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by them or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect on the Company. The Company is registered with the Federal Reserve Board as a Bank Holding Company as defined under the Bank Holding Company Act. Except as set forth in the Disclosure Schedule of the Company attached hereto (the “Company Disclosure Schedule”) at Section 2.01, the Company does not hold any equity interest, either directly or indirectly, in any entity except the Bank, HCDC, HCIC, SFFC, SFREIC, LCCI and M2. Except as set forth in the Company Disclosure Schedule at Section 2.01, the Bank holds no equity interest, either directly or indirectly, in any entity except HCDC, HCIC, SFFC and SFREIC.

        SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Associated complete and correct copies of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company and the Company Subsidiaries and such Articles of Incorporation and Bylaws of the Company and the Company Subsidiaries are in full force and effect and, neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

        SECTION 2.03. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $0.10 per share and 100,000 shares of Preferred Stock, par value $1.00 per share (the “Company Preferred Stock”), of which 100,000 shares have been designated as Class A Preferred Stock. As of the date of this Agreement, (i) 6,922,626 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law (such section, including judicial interpretations thereof and Section 180.40(6) its predecessor statute, are referred to herein as “Section 180.622(2)(b) of Wisconsin Law”), (ii) 2,722,840 shares of Company Common Stock are held in the Company’s treasury, and (iii) no shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (except, as to Wisconsin corporations, as provided in Section 180.0622(2)(b) of Wisconsin Law), and, except as set forth at Section 2.03 of the Company Disclosure Schedule, the Company owns (beneficially and of record), either directly or through a wholly owned Company Subsidiary, all issued and outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. Except as set forth at Section 2.03 of the Company Disclosure Schedule, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock or other equity securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as set forth at Section 2.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem, or otherwise acquire any shares of the capital stock or other equity securities of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

        SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company’s shareholders). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the approval of this Agreement by the Company’s shareholders in accordance with Wisconsin Law and the Company’s Articles of Incorporation and Bylaws. The Company’s Board of Directors has by the unanimous vote of all directors present at a properly called meeting of the Board of Directors on March 21, 2005 approved and adopted this Agreement and the transactions contemplated by this Agreement and by the unanimous vote of all directors present at a properly called meeting of the Board of Directors on March 21, 2005 recommended that the Company’s shareholders approve this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Associated, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies generally.

        SECTION 2.05. No Conflict; Required Filings and Consents.

             (a)        Except as set forth at Section 2.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any of the Company Subsidiaries, (ii) conflict with or violate any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, “Laws”) applicable to the Company or any of the Company Subsidiaries, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on, any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of the Company Subsidiaries are a party or by which the Company or any of the Company Subsidiaries or any of their respective properties are bound or affected, except for any such breaches, defaults, or other occurrences that would not have a Material Adverse Effect on the Company.

             (b)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require, with respect to the Company, any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other person except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws (“Blue Sky Laws”), the BHCA, the banking laws and regulations of the State of Wisconsin (the “BL”), any applicable antitrust authorities, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and federal banking laws, or (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications would not have a Material Adverse Effect on the Company.

             (c)        The Company has taken all actions necessary or appropriate so that the execution of this Agreement and any agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement (individually or in conjunction with any other event contemplated by this Agreement), do not and will not result in the ability of any person to exercise any Rights under the Rights Agreement, dated as of July 27, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent thereunder (the “Company Rights Agreement”), or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to become exercisable or redeemable. The Company has duly adopted an amendment to the Company Rights Agreement substantially in the form attached hereto as Exhibit 2.05 which prevents Associated from becoming an “Acquiring Person” (as such term is defined in the Company Rights Agreement) as a result of the execution of this Agreement or any agreements contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement (individually or in conjunction with any other event contemplated by this Agreement).

        SECTION 2.06. Compliance; Permits. Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation (except for any such conflicts, defaults, or violations which would not have a Material Adverse Effect on the Company) of (a) any Law applicable to the Company or any of the Company Subsidiaries or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties are bound or affected.

        SECTION 2.07. Banking Reports, SEC Reports and Financial Statements.

             (a)        Since January 1, 2003, the Company and the Company Subsidiaries have timely filed all forms, reports, and documents required to be filed with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation, and any other applicable federal or state banking authorities (all such reports and statements are collectively referred to as the “Company Bank Reports”). The Company Bank Reports, including all Company Bank Reports filed after the date of this Agreement, were or will be prepared in all material respects in accordance with the requirements of applicable Law.

             (b)        Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company contained in the Company Bank Reports, including any Company Bank Reports filed since the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the inclusion of footnotes in quarterly reports), and each fairly presents or will fairly present the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except any unaudited interim financial statements that were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

             (c)        The Company has on a timely basis filed all forms, reports, and documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2003. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, the Company has delivered to Associated true and complete copies in the form filed with the SEC of (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company ending on or after December 31, 2003; (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above; (iii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (i) above; (iv) all certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act or (B) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”)) with respect to any report referred to in clause (i) or (ii) above; (v) all other forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Associated pursuant to this Section 2.07(c)) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, and other documents referred to in clauses (i), (ii), (iii), (iv), and (v) above are, collectively, the “Company SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed Company SEC Reports”); and (vi) all comment letters received by the Company from the staff of the SEC since January 1, 2003, and all responses to such comment letters by or on behalf of the Company. The Company SEC Reports (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is or has been required to file any form, report, registration statement, or other document with the SEC or any state securities authority. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. As used in this Section 2.07(c), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC, including, but not limited to, as may be required pursuant to Item 2.02 or 7.01 of Form 8-K.

             (d)        The consolidated financial statements of the Company included or incorporated by reference in any Company SEC Reports (including the related notes) complied as to form, as of the respective dates of filing of such Company SEC Reports with the SEC, in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and the Company Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Reports to be filed subsequent to the date hereof are not expected to be, material in amount or effect). Ernst & Young LLP, which has expressed its opinions with respect to the consolidated financial statements of the Company and the Company Subsidiaries included in Company SEC Reports (including the related notes), management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, (x) is a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (y) to the Company’s knowledge, is and has been throughout the periods covered by such financial statements “independent” with respect to the Company within the meaning of Regulation S-X, and (z) to the Company’s knowledge, is, and has been throughout the periods covered by such financial statements, with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act. All non-audit services performed by Ernst & Young LLP for the Company or any of the Company Subsidiaries since January 1, 2003 have been duly approved by the Audit Committee of the Company’s Board of Directors, or pursuant to pre-approval procedures established by the Audit Committee, in compliance with SOX and the rules and regulations thereunder.

             (e)        Except as and to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2004 or fully reserved against thereon, including all notes thereto (the “Company Balance Sheet”), neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise required to be disclosed in accordance with GAAP), except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 2004, that would not have a Material Adverse Effect on the Company or (ii) liabilities or obligations (for which the stated due date has not passed and which do not relate to any breach or violation of the terms thereof by the Company or any of the Company Subsidiaries) pursuant to operating contracts or leases entered into in the ordinary course of business that would not have a Material Adverse Effect on the Company.

        SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Reports since December 31, 2004, to the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (a) any change in the financial condition, results of operations, or business of the Company or any of the Company Subsidiaries that would have a Material Adverse Effect on the Company; (b) any damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries that would have a Material Adverse Effect on the Company; (c) any change by the Company or any of the Company Subsidiaries in their respective accounting methods, principles, or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board or GAAP; (d) any revaluation by the Company or any of the Company Subsidiaries of any of their respective material assets in any material respect; (e) except in the ordinary course of business or as set forth in the Company Disclosure Schedule at Section 2.08(e), any entry by the Company or any of the Company Subsidiaries into any commitment or transaction material to the Company or any of the Company Subsidiaries; (f) except as set forth in the Company Disclosure Schedule at Section 2.08(f), any declaration, setting aside, or payment of any dividends or distributions in respect of shares of the Company Common Stock (other than regular, quarterly cash dividends paid thereon not in excess of $0.17 per share) or any redemption, purchase, or other acquisition of any of its securities or any of the securities of any of the Company Subsidiaries; or (g) except as set forth in the Company Disclosure Schedule at Section 2.08(g) other than in the ordinary course of business for employees other than officers of the Company, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or employees of the Company or any of the Company Subsidiaries.

        SECTION 2.09. Absence of Litigation. Except as set forth at Section 2.09 of the Company Disclosure Schedule or in the Filed Company SEC Reports: (a) neither the Company nor any of the Company Subsidiaries is or has been since January 1, 2003, subject to any continuing order of, or written agreement or memorandum of understanding with, or investigation by, any federal or state banking authority, or other governmental entity or the Board of Directors of the Company or any committee thereof, or any judgment, order, writ, injunction, decree, or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, which may result in a material limit or material restriction on the business or operations of the Company or any Company Subsidiary or otherwise have, or reasonably be expected to have, a Material Adverse Effect on the Company; (b) there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting the Company or any of the Company Subsidiaries, or any officers, directors, or employees thereof in their capacity as such, pending or, to the knowledge of the Company, threatened in writing, except for matters which individually seek damages not in excess of $100,000 which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company; and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or any of the Company Subsidiaries as a result of an examination by any bank regulatory authority.

        SECTION 2.10. Employee Benefit Plans.

             (a)        The following definitions will apply for purposes of this Agreement:

                       (i)        ADA. Americans with Disabilities Act.

                       (ii)        ADEA. Age Discrimination in Employment Act.

                       (iii)        COBRA. Part 6 of Subtitle B of Title I of ERISA and section 4980B of the Code.

                       (iv)        Code. The Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

                       (v)        DOL. The United States Department of Labor.

                       (vi)        EGTRRA. The Economic Growth and Tax Relief Reconciliation Act of 2001.

                       (vii)        Employee Benefit Plan. Any Pension Plan, Welfare Plan, or Fringe Benefit Plan, whether written or oral and whether qualified or non-qualified, and any trust, escrow, or other agreement covering any present or former directors, officers, employees, or their respective dependents.

                       (viii)        ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and forms issued thereunder.

                        (ix)        ERISA Affiliate. Any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under section 414(b), (c), (m), or (o) of the Code.

                       (x)        Fringe Benefit Plans. Any fringe benefit plan under Code sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, restricted stock, other stock-based incentive, salary continuation, bonus plan, employment-related change in control benefit, and any other payment or benefit which is not within the meaning of a Pension Plan or Welfare Plan. The term “Fringe Benefit Plan” shall also include any terminated fringe benefit plan previously maintained, sponsored, or contributed to by the Company or any ERISA Affiliate which, as of the signing of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

                       (xi)        GUST. Collectively, the Uruguay Round Agreements Act (“GATT”), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2001.

                       (xii)        HIPAA. The Health Insurance Portability and Accountability Act of 1996.

                       (xiii)        IRS. The United States Internal Revenue Service.

                       (xiv)        Liability. Any direct or indirect obligation, indebtedness, commitment, expense, claim, deficiency, guaranty, endorsement, or other liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed, and whether or not the same is required to be accrued on financial statements.

                       (xv)        Pension Plan. Each “employee pension benefit plan” as defined in section 3(2) of ERISA. The term “Pension Plan” includes an “employee pension benefit plan” which is subject to an exemption under ERISA. The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored, or contributed to by the Company or an ERISA Affiliate which, as of the date of this Agreement, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.

                       (xvi)        Welfare Plan. Each “employee welfare plan” as defined in ERISA section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code section 125 and health reimbursement arrangements. The term “Welfare Plan” includes an “employee welfare plan” which is subject to an exemption under ERISA. The term “Welfare Plan” shall include any terminated “employee welfare plan” previously maintained, sponsored, or contributed to by the Company or any ERISA Affiliate which, as of the date of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

             (b)     The Company Disclosure Schedule at Section 2.10 lists all Employee Benefit Plans maintained, sponsored, or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability.

             (c)        The Company has made available to Associated true and complete copies of (i) each Employee Benefit Plan and a written summary of any Employee Benefit Plan not in writing; (ii) the most recent opinion letter received from the IRS with respect to any Employee Benefit Plan; (iii) the summary plan description, all summaries of material modifications, employee booklets, and all other material communications to employees with respect to any Employee Benefit Plan; (iv) any service agreement, including third-party administration agreements or other contracts related to each Employee Benefit Plan; (v) the three most recent annual reports on Form 5500 required to be filed for each Employee Benefit Plan including required attachments; (vi) the three most recent actuarial reports, if applicable; (vii) all related trust agreements, annuity contracts, insurance contracts, including stop-loss insurance contracts or other funding arrangements which relate to any Employee Benefit Plan, and the most recent periodic accounting of related plan assets; (viii) a description of the investments in which the assets of each Pension Plan and funded Welfare Plan are invested, including any agreements with investment managers, agreements with investment advisors, group annuity contracts, and a listing of all mutual funds or other investment vehicles; and (ix) in the case of stock options, phantom stock, restricted stock, stock appreciation rights, or other equity rights issued under any

Employee Benefit Plan, a list of holders, dates of grant, number of shares, exercise price per share, and dates exercisable.

             (d)        Each Pension Plan that is intended to be a qualified plan under Code section 401(a) has received and maintains a current favorable determination letter issued by the IRS. There are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Pension Plan. Each such qualified Pension Plan was timely amended for all applicable legislation, including GUST and EGTRRA, and there are no additional amendments necessary to maintain each such qualified Pension Plan as a qualified plan under Code section 401(a). Each Pension Plan has been operated in all material respects in accordance with the applicable Pension Plan document and the requirements of ERISA, the Code, and applicable regulations in all respects. There are no pending or prior applications that have been filed on behalf of a Pension Plan with the IRS under the Employee Plans Compliance Resolution System (“EPCRS”) that have not been fully resolved and corrected as required by the IRS, and the Company has provided Associated copies of any closing agreement or other documentation describing the resolution of such prior EPCRS applications. Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, none of the Pension Plans that are intended to be qualified retirement plans under Code section 401(a) hold Company Common Stock or the stock of any ERISA Affiliates as an investment. Except as disclosed in the Company Disclosure Schedule at Section 2.10(d), neither the Company nor any of the Company Subsidiaries has paid any compensation for which a deduction has been or would be disallowed under Section 162(m) of the Code.

             (e)        The Company and any ERISA Affiliate have maintained and operated each Employee Benefit Plan in compliance with the applicable plan documents and all applicable Laws relating to the Employee Benefit Plans (including, without limitation, the Code, ERISA, HIPAA, USERRA, ADEA, FMLA, and ADA and the applicable regulations and rulings under each of these laws), except for any failure to comply which would not result in Liability to the Company or any of the Company Subsidiaries in excess of $100,000, individually or in the aggregate. The Company and any ERISA Affiliate have incurred no Liability to any governmental agency in connection with any Employee Benefit Plan.

             (f)        The Company or any ERISA Affiliate, as applicable, have made all contributions required to be made pursuant to the terms of any Employee Benefit Plan or any collective bargaining agreement to which it is a party or as otherwise required by applicable Law. Amounts accrued to date as Liabilities in connection with any Employee Benefit Plan of the Company or any ERISA Affiliate which have not been paid have been properly recorded on the books of the Company in accordance with GAAP and, if applicable, Code section 412. With respect to each Employee Benefit Plan, all insurance premiums have been paid in full and on a timely basis for all periods ending on or prior to the signing of this Agreement. No contribution made to an Employee Benefit Plan was subject to an excise tax under Code section 4972 that has not been satisfied in full. All contributions and payments by the Company and any ERISA Affiliate in respect of any Employee Benefit Plan have been or are fully deductible under the Code.

             (g)        Except as set forth in Section 2.10(g) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate (at this time or any prior time) sponsors, maintains, or contributes to any defined benefit plan or any multi-employer plan within the meaning of ERISA section 3(37).

             (h)        With respect to any insurance policy providing funding or benefits under any Employee Benefit Plan, (i) there is no actual or potential Liability of the Company or any ERISA Affiliate in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated at the signing of this Agreement; and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent. If an Employee Benefit Plan is self-funded and the Company or any ERISA Affiliate is party to a stop-loss insurance policy with respect to such Employee Benefit Plan, the Company or any such ERISA Affiliate has complied with all terms of the stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the signing of this Agreement. The transactions contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.

             (i)        All reports, notices, and descriptions of the Employee Benefit Plans (including, without limitation, Form 5500 annual reports, summary annual reports, summary plan descriptions, summaries of material modifications, and employee notices) required to be filed or distributed by the Company or any ERISA Affiliate have been timely filed with the IRS or the DOL, as applicable, and, as appropriate, have been timely provided to the participants and beneficiaries in the Employee Benefit Plans. Any Pension Plan which is a retirement plan exempt from Parts 2, 3, and 4 of Subtitle B of ERISA as an unfunded retirement plan established for a select group of management or highly compensated employees has timely filed the one-time notice with the DOL required pursuant to DOL Regulation section 2520.104-23. There are no pending or prior applications that have been filed on behalf of an Employee Benefit Plan with the DOL under the Delinquent Filer Voluntary Compliance program (“DFVC”) that have not been fully resolved and corrected as required by the DOL, and the Company has provided Associated copies of any closing agreement or other documentation describing the resolution of such prior DFVC applications.

             (j)        With respect to each Employee Benefit Plan (i) no non-exempt prohibited transaction, as defined in ERISA section 406 or Code section 4975, has occurred, (ii) neither the Company, any ERISA Affiliate, nor any of their current or former directors, officers, employees, or any other “fiduciary,” within the meaning of ERISA section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, nor has any Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the operation, administration, or investment of the assets of any Employee Benefit Plan. There is no pending, threatened, or anticipated action, audit, suit, grievance, arbitration, or other manner of litigation or claim relating to any Employee Benefit Plan (other than routine claims for benefits). Neither the Company, any ERISA Affiliate, nor any of their directors, officers, employees, nor any fiduciary of any Employee Benefit Plan has any knowledge of any facts that could give rise to arbitration, litigation, or claims with respect to any Employee Benefit Plan. Each “fiduciary” and every “plan official” (as defined in section 412 of ERISA) of each Employee Benefit Plan is bonded or otherwise insured to the extent required by section 412 of ERISA. Neither the Company nor any ERISA Affiliate is subject to an excise tax under Code section 4977, 4978, 4979, 4979A, 4980, 4980D, or 4980F that has not been satisfied in full. There have been no investigations or audits of any Employee Benefit Plan by any governmental authority that have been concluded that resulted in any Liability to the Company or any ERISA Affiliate that has not been fully discharged, and the Company has provided Associated copies of any closing letter, closing agreement, or other documentation describing the resolution of such prior audits or investigations.

             (k)        Following the adoption, restatement, or amendment of all Employee Benefit Plans as provided to Associated, the Company, any ERISA Affiliate, and any of their officers or directors have taken no action directly or indirectly which obligates the Company or any ERISA Affiliate to institute or modify or change any Employee Benefit Plan, any actuarial or other assumption used to calculate funding obligations with respect to any of the Company’s and any ERISA Affiliate’s Employee Benefit Plans, or the manner in which contributions to any of the Employee Benefit Plans are made or the basis on which such contributions are determined.

             (l)        Except as set forth in the Company Disclosure Schedule at Section 2.10(1), no Employee Benefit Plan is funded through a “welfare benefit fund” as defined in Code section 419(e), and neither the Company nor any ERISA Affiliate has established or maintained any arrangement that could be deemed to qualify as a funded welfare plan. Neither the Company nor any ERISA Affiliate incurred any Liability under Code section 4976 that has not been satisfied in full.

             (m)        Except as set forth in Section 2.10(m) of the Company Disclosure Schedule, no Employee Benefit Plan provides medical, life, or other welfare benefits (whether or not insured), with respect to persons who are not current employees of the Company or any ERISA Affiliate (other than coverage mandated by COBRA). With respect to any Employee Benefit Plan required to be disclosed in Section 2.10(m) of the Company Disclosure Schedule, the Company has disclosed to Associated all documents relating to the Employee Benefit Plan that have been provided to participants. Further, with respect to any material Employee Benefit Plan required to be disclosed in Section 2.10(m) of the Company Disclosure Schedule, documents relating to the Employee Benefit Plan that have been provided to participants have, from the inception of the Employee Benefit Plan to the present, informed participants that the Company reserves the right to terminate or amend the Employee Benefit Plan at any time. Each Employee Welfare Plan that is a “group health plan” within the meaning of Code section 5000 has been operated in compliance with the applicable plan document, COBRA, ERISA, the administrative simplification provisions of HIPAA, as applicable, the secondary payor requirements of section 1862(b) of the Social Security Act, and applicable state law requirements, except for any failure to comply which would not result in Liability to the Company or any of the Company Subsidiaries in excess of $100,000, individually or in the aggregate. No Employee Welfare Plan or Fringe Benefit Plan provides benefits for persons who are not eligible for coverage under the terms of such plans. To the Company’s knowledge, no claim for medical benefits has been incurred (but not reported) under any Employee Welfare Plan with respect to any current or former employee (or the spouse or dependent of such employee) that is in excess of $25,000. The Company’ Financial Statements contain adequate accruals for incurred or continuing but unpaid claims under Employee Benefit Plans not funded by insurance.

             (n)        Except as disclosed in the Company Disclosure Schedule at Section 2.10(n), the consummation of the transactions contemplated by this Agreement will not (i) entitle any present or former director, officer, or employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation, excess parachute payments (within the meaning of Section 280G of the Code), the payment of any amount for which a deduction will be disallowed pursuant to Section 162(m) of the Code, or any other payment; (ii) accelerate the time of payment or vesting of benefits under any of the Employee Benefit Plans; or (iii) increase the amount of compensation or benefits due under any of the Employee Benefit Plans with respect to any such present or former director, officer, or employee of the Company or any of the Company Subsidiaries.

             (o)        The Company Disclosure Schedule at Section 2.10(o) lists all Employee Benefit Plans that may be subject to Code Section 409A. No steps have been taken with respect to any such Employee Benefit Plan that result in a “material modification” (as that term is defined in IRS Notice 2005-1) after October 3, 2004. Execution of this Agreement will not result in the material modification of any such Employee Benefit Plan. With respect to all amounts accrued or deferred under such Employee Benefit Plans to which Code Section 409A applies, the plans have been maintained in good faith compliance with Code Section 409A and IRS Notice 2005-1.

        SECTION 2.11. Employment Contracts; Material Contracts. Except as set forth in the Company Disclosure Schedule at Section 2.11 or filed as an exhibit to any of the Filed Company SEC Reports, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (a) any employment or consulting contract which provides for a base or guaranteed annual level of compensation in excess of $50,000 (without regard to any commissions), (b) any contract or commitment for capital expenditures in excess of $100,000 for any one project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services that require the Company to make payments in excess of $100,000 in any twelve-month period.

        SECTION 2.12. Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company in writing for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document required to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company’s shareholders meeting pursuant to Section 6.02 (the “Company Shareholders Meeting”) shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders Meeting. The Company has received from Sandler O’Neill & Partners, L.P. an opinion (the “Fairness Opinion”) to the effect that the Exchange Ratio in the Merger is fair to the Company’s shareholders from a financial point of view, and such Fairness Opinion, (or, if updated by Sandler O’Neill & Partners, L.P. as of the date of mailing of the Proxy Statement/Prospectus, such updated opinion) may be included in the Proxy Statement/Prospectus.

        SECTION 2.13. Title to Property. The Company and the Company Subsidiaries have good and marketable title to all of their respective properties and assets, real and personal, tangible and intangible, free and clear of all mortgage liens, and free and clear of all other liens, charges, and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits, liens as set forth in the Company Disclosure Schedule at Section 2.13, and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby and which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All leases pursuant to which the Company or any of the Company Subsidiaries lease from others material real or personal property including, without limitation, leases for branch offices, are valid and effective, and, to the Company’s knowledge, binding and enforceable in accordance with their respective terms, and there is not or there has not occurred, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of the Company Subsidiaries have not taken adequate steps to prevent such a default from occurring). The Company’s and the Company Subsidiaries’ material buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the material buildings, structures, or appurtenances owned or leased by the Company or any of the Company Subsidiaries for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use), or violates any restrictive covenant or any provision of Law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14. Compliance with Environmental Laws.

             (a)        The term “Company’s Property” shall mean any real property and improvements currently owned, leased, used, operated, or occupied by the Company or any of the Company Subsidiaries. The term “Company’s Property” shall also include any real property or improvements acquired by foreclosure, property which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default and for which the Company or any Company Subsidiary has obtained an environmental report or evaluation, and properties currently held or operated by the Company or any of the Company Subsidiaries in a managerial capacity.

             (b)        The term “Environmental Claims” shall mean any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, or proceedings relating in any way to any applicable Environmental Law or Environmental Permit.

             (c)        The term “Environmental Laws” shall mean all federal, state, and local Laws including statutes, regulations, and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants, or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

             (d)        The term “Environmental Permits” shall mean all permits, approvals, identification numbers, licenses, and other authorizations required under any applicable Environmental Law.

             (e)        The term “Hazardous Substances” shall mean all hazardous and toxic substances, wastes, and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos, and raw materials, which include hazardous constituents); and any other similar substances or materials which are regulated under applicable Environmental Laws.

             (f)        The Environmental Permits (if any) of the Company or any of the Company Subsidiaries are in full force and effect and constitute all material permits, licenses, approvals, and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company’s and the Company Subsidiaries’ respective businesses and the use of the Company’s Property (as presently conducted and used) in compliance in all material respects with applicable Environmental Laws.

             (g)        The Company and the Company Subsidiaries have filed all reports, returns, and other filings required to be filed with respect to the Company’s Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a Material Adverse Effect on the Company. Except as set forth at Section 2.14(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has made any environmental filings after December 31, 2004 but before the date of this Agreement.

             (h)        The business of the Company and the Company Subsidiaries and, to the knowledge of the Company, the Company’s Property are being operated in all material respects in accordance with all applicable Environmental Laws and Environmental Permits. Neither the Company nor any of the Company Subsidiaries has received any written notice nor does the Company or any of the Company Subsidiaries have knowledge that any of the Company’s Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation, or cancellation of any Environmental Permit is pending or, to the knowledge of the Company, threatened in writing.

             (i)        There are no material actions pending, or to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries which in any case assert or allege (i) the Company or any of the Company Subsidiaries violated any Environmental Law or Environmental Permit or is in default with respect to any Environmental Permit or any order, writ, judgment, variance, award, or decree of any government authority issued under any Environmental Law; (ii) the Company or any of the Company Subsidiaries is required to clean up or take remedial or other response action due to the disposal, discharge, or other release of any Hazardous Substance on the Company’s Property or elsewhere; or (iii) the Company or any of the Company Subsidiaries are required to contribute to the cost of any past, present, or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge, or other release of any Hazardous Substance by the Company, any of the Company Subsidiaries, or others. None of the Company, any of the Company Subsidiaries, or any of the Company’s Property is subject to any judgment, stipulation, order, decree, or agreement arising under Environmental Laws.

             (j)        With respect to the Company’s Property, (i) no Hazardous Substances have been treated, recycled, or disposed of by the Company or any of the Company Subsidiaries (intentionally or unintentionally) on, under, or at the Company’s Property; (ii) there has been no release or threatened release by the Company or any of the Company Subsidiaries of any Hazardous Substance on or from the Company’s Property; and (iii) there have been no activities on the Company’s Property which would subject Associated, any of the Associated Subsidiaries, or any subsequent occupier of the Company’s Property to material damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or common law theory of liability.

        SECTION 2.15. Absence of Agreements. Neither the Company nor any of the Company Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which the Company or any of the Company Subsidiaries may carry on their business) or in any manner relates to their capital adequacy, credit policies, or management, nor has the Company or any of the Company Subsidiaries been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar submission.

        SECTION 2.16. Taxes. The Company and the Company Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and the Company Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves as required by GAAP. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local, or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes; (b) customs, duties, imposts, charges, levies, or other similar assessments of any kind; and (c) interest, penalties, and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the “IRS”) or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined, and unitary tax returns. For purposes of this Section 2.16, references to the Company and the Company Subsidiaries include former subsidiaries of the Company for the periods during which any such entities were owned, directly or indirectly, by the Company. Other than as listed at Section 2.16 of the Company Disclosure Schedule, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings, or otherwise, or, to the knowledge of the Company, threatening to assert against the Company or any of the Company Subsidiaries, any deficiency or claim for additional Taxes. Other than as listed at Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for which such extension or waiver has not expired. There are no tax liens on any assets of the Company or any of the Company Subsidiaries other than for Taxes not yet due and payable. Other than as listed at Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company after the Effective Time. The accruals and reserves for taxes reflected in the Company Balance Sheet are adequate to cover all Taxes accruable by the Company and the Company Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with GAAP. No agreements relating to allocating or sharing of Taxes exist between the Company and/or any of the Company Subsidiaries.

        SECTION 2.17. Insurance. Section 2.17 of the Company Disclosure Schedule lists all policies of fire, product, or other liability, workers’ compensation, directors and officers, financial institutions bond, errors and omissions, and all other similar forms of insurance owned or held by the Company or any of the Company Subsidiaries. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers’ compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy. To the knowledge of the Company, the insurance policies to which the Company or any of the Company Subsidiaries are parties are sufficient for compliance with all material requirements of Law and all material agreements to which the Company or any of the Company Subsidiaries are parties Neither the Company nor any of the Company Subsidiaries has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last three (3) years. All material insurance claims that have arisen during the last five (5) years have been timely filed by the Company and the Company Subsidiaries and are listed on Section 2.17 of the Company Disclosure Schedule.

        SECTION 2.18. [Intentionally Omitted]

        SECTION 2.19. Internal Control Over Financial Reporting. The Company and the Company Subsidiaries maintain books of account which accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting which provide assurance that (a) receipts and expenditures are made and access to the Company’s or any of the Company Subsidiaries’ assets is permitted only in accordance with management’s authorization; (b) the books and records of the Company and the Company Subsidiaries accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company or any of the Company Subsidiaries; (c) the reporting of the assets of the Company or any of the Company Subsidiaries is compared with existing assets at regular intervals; (d) transactions are recorded as necessary to permit preparation of consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the assets of the Company or any of the Company Subsidiaries; (e) unauthorized acquisition, use, or disposition of the assets of the Company or any of the Company Subsidiaries is prevented; and (f) accounts, notes, and other transactions are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

        SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, the Bank is not a party to any written or oral loan agreement, note, or borrowing arrangement which has been, or which should be in accordance with the applicable policies of the Bank or the applicable requirements of banking regulations, classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” or any comparable classifications by the Company or the Bank or banking regulators. Neither the Company nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of the Company Subsidiaries, or any affiliate of any director or executive officer of the Company or any of the Company Subsidiaries, except for such transactions which would not have to be disclosed pursuant to Section 404 of Regulation S-K as promulgated by the SEC. Neither the Company nor any of the Company Subsidiaries is a party to any written or oral loan agreement, note, or borrowing arrangement in violation of any law, regulation, or rule of any governmental authority, which violation could have a Material Adverse Effect on the Company. The reserve for loan losses of the Company as of December 31, 2004, is adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2004. The Company Disclosure Schedule at Section 2.20 shall further identify all related interests and transactions related thereto for all directors and executive officers, except for such transactions which would not have to be disclosed pursuant to Section 404 of Regulation S-K as promulgated by the SEC.

        SECTION 2.21. Related Party Transactions.

             (a)        Except as disclosed in the Company Disclosure Schedule at Section 2.21(a), or in the Filed Company SEC Reports, no officer, director or employee of the Company or any of the Company Subsidiaries (each, a “Company Related Party”) (i) has or has had since January 1, 2003, any direct or indirect material interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or any of the Company Subsidiaries; or (ii) has or has had since January 1, 2003, any direct or indirect interest in any material transaction with the Company or any of the Company Subsidiaries (other than the ownership of up to (but not more than) one percent of any class of securities of any company if such securities are listed on any national securities exchange or have been registered under section 12(g) of the Exchange Act and loans made in the ordinary course of business consistent with all applicable Laws).

             (b)        To the knowledge of the Company, no transaction required to be disclosed pursuant to Section 2.21(a) violated in any material respect any applicable Law.

        SECTION 2.22. Labor Matters. Except as will not cause a Material Adverse Effect on the Company, (a) the Company and the Company Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign, or work stoppage actually pending or threatened against or affecting the Company or any of the Company Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or any of the Company Subsidiaries; and (e) neither the Company nor any of the Company Subsidiaries is experiencing any material work stoppage.

        SECTION 2.23. NASDAQ; Compliance with SOX. The Company Common Stock is listed on NASDAQ. The Company is, or will timely be, in compliance with all listing and corporate governance requirements of NASDAQ. The Company is in compliance with the provisions of SOX applicable to it as of the date hereof.

        SECTION 2.24. Brokers. Except as set forth in the Company Disclosure Schedule at Section 2.24, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

        SECTION 2.25. Tax Matters. To the Company’s knowledge, after reasonable inquiry, neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 2.26. [Intentionally Omitted]

        SECTION 2.27. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transaction contemplated by this Agreement.

        SECTION 2.28. Board Approval. The Board of Directors of the Company, at a meeting duly called, constituted and held, has by the unanimous vote of all directors present at the meeting (a) determined that the Merger is advisable and in the best interests of the Company and its shareholders, and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger.

        SECTION 2.29. State Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the other agreements contemplated by this Agreement and the transactions contemplated by the Agreement from, and this Agreement, the other agreements contemplated by this Agreement and the transactions contemplated by this Agreement are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of any jurisdiction, including but not limited to Sections 180.1130 to 180.1150 of Wisconsin Law (collectively, “Takeover Laws”), or any such provisions contained in the Company’s Articles of Incorporation or By-Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

        Associated hereby represents and warrants to the Company that:

        SECTION 3.01. Organization and Qualification. Associated is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Disclosure Schedule of Associated attached hereto (the “Associated Disclosure Schedule”) at Section 3.01 or the Associated SEC Reports (as defined in Section 3.07(a)) lists each subsidiary, direct and indirect, of Associated (the “Associated Subsidiaries”). Except as set forth in the Associated Disclosure Schedule at Section 3.01 or as disclosed in the Associated SEC Reports, each Associated Subsidiary is wholly owned, directly or indirectly, by Associated, duly organized, validly existing, and, if applicable, in good standing under the laws or in the state in which such Associate Subsidiary is incorporated, organized or formed. Associated is registered with the Federal Reserve Board as a bank holding company under the BHCA. Associated and the

Associated Subsidiaries each have the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (the “Associated Approvals”) necessary to own, lease, and operate their respective properties and to carry on their business as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority, and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated and each of the Associated Subsidiaries are duly qualified or licensed as a foreign corporation to do business and are in good standing in each jurisdiction where the character of properties owned, leased, or operated by it or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect on Associated.

        SECTION 3.02. Articles of Incorporation and Bylaws. Associated has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

        SECTION 3.03. Capitalization of Associated. The authorized capital stock of Associated consists of 250,000,000 shares of Associated Common Stock and 750,000 shares of preferred stock par value $1.00 per share (“Associated Preferred Stock”). As of the date of this Agreement, (i) 129,680,455 shares of Associated Common Stock are issued and outstanding (net of treasury), all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law, (ii) 310,960 shares of Associated Common Stock are held in Associated’s treasury, and (iii) no shares of Associated Preferred Stock are issued and outstanding. The shares of Associated Common Stock to be issued pursuant to the Merger when so issued will be duly authorized, validly issued, fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of Wisconsin Law. Associated has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Associated Common Stock or shares of Associated Common Stock held in treasury sufficient for the share exchange contemplated by Section 1.06. Section 3.03 of the Associated Disclosure Schedule sets forth, as of the date of this Agreement, the total number of shares of capital stock of Associated subject to issuance pursuant to outstanding options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of Associated or obligating Associated to issue or sell any shares of capital stock of, or other equity interests in, Associated.

        SECTION 3.04. Authority. Associated has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and the consummation by Associated of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and no other corporate proceedings on the part of Associated are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. Associated’s Board of Directors has approved and adopted this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Associated and, assuming the due authorization, execution, and delivery by the Company, constitutes the legal, valid, and binding obligation of Associated enforceable against Associated in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

        SECTION 3.05. No Conflict; Required Filings and Consents.

             (a)        The execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated, (ii) conflict with or violate any Laws applicable to Associated or any of the Associated Subsidiaries or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated or any of the Associated Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Associated or any Associated Subsidiary is a party or by which Associated or any Associated Subsidiary or any of their properties are bound or affected, except for any such breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated.

             (b)        The execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, require, with respect to Associated, any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other person except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the BL, any applicable antitrust authorities, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and/or state or national banking laws, or (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Associated from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Associated.

        SECTION 3.06. Compliance; Permits. Neither Associated nor any of the Associated Subsidiaries is in conflict with, or in default or violation (except for any such conflicts, defaults, or violations which would not have a Material Adverse Effect on Associated) of (a) any Law applicable to Associated or any of the Associated Subsidiaries or by which its or their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Associated or any Associated

Subsidiary is a party or by which Associated or any Associated Subsidiary or any of its or their properties are bound or affected.

        SECTION 3.07. Banking Reports, SEC Reports and Financial Statements.

             (a)        Since January 1, 2003, Associated and the Associated Subsidiaries have timely filed all forms, reports, and documents required to be filed with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation, and any other applicable federal or state banking authorities (all such reports and statements are collectively referred to as the “Associated Bank Reports”). The Associated Bank Reports, including all Associated Bank Reports filed after the date of this Agreement, were or will be prepared in all material respects in accordance with the requirements of applicable Law.

             (b)        Each of the consolidated financial statements (including, in each case, any related notes thereto) of Associated contained in the Associated Bank Reports, including any Associated Bank Reports filed since the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the inclusion of footnotes in quarterly reports), and each fairly presents or will fairly present the consolidated financial position of Associated and the Associated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except any unaudited interim financial statements that were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in the amount or effect.

             (c)        Except as set forth at Section 3.07(c) of the Associated Disclosure Schedule, Associated has on a timely basis filed all forms, reports, and documents required to be filed by it with the SEC since January 1, 2003. Except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, Associated has delivered to the Company true and complete copies in the form filed with the SEC of (i) Associated’s Annual Reports on Form 10-K for each fiscal year of Associated ending after January 1, 2003; (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Associated referred to in clause (i) above; (iii) all proxy statements relating to Associated’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (i) above; (iv) all certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act or (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) above; and (v) all other forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.07(c)) filed by Associated with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, and other documents referred to in clauses (i), (ii), (iii), (iv), and (v) above are, collectively, the “Associated SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed Associated SEC Reports”). All matters and statements made in the certifications and statements referred to in clause (iv) above are accurate. The Associated SEC Reports (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth at Section 3.07(c) of the Associated Disclosure Schedule, no Associated Subsidiary is or has been required to file any form, report, registration statement, or other document with the SEC or any state securities authority. Associated maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. As used in this Section 3.07(c), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC, including, but not limited to, as may be required pursuant to Item 2.02 or 7.01 of Form 8-K.

             (d)        The consolidated financial statements of Associated included or incorporated by reference in any Associated SEC Reports (including the related notes) complied as to form, as of the respective dates of filing of such Associated SEC Reports with the SEC, in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Associated and the Associated Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Associated SEC Reports to be filed subsequent to the date hereof are not expected to be, material in amount or effect).

             (e)        Except as and to the extent set forth on the consolidated balance sheet of Associated as of December 31, 2004 or fully reserved against thereon, including all notes thereto (the “Associated Balance Sheet”), neither Associated nor any of the Associated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise required to be disclosed in accordance with GAAP), except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 2004, that would not, have a Material Adverse Effect on Associated or (ii) liabilities or obligations (for which the stated due date has not passed and which do not relate to any breach or violation of the terms thereof by Associated or any of the Associated Subsidiaries) pursuant to operating contracts or leases entered into in the ordinary course of business that would not have a Material Adverse Effect on Associated.

        SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Filed Associated SEC Reports, since December 31, 2004, to the date of this Agreement, Associated and each Associated Subsidiary have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (a) any change in the financial condition, results of operations, or business of Associated or any Associated Subsidiary having a Material Adverse Effect on Associated; (b) any damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of Associated or any of the Associated Subsidiaries that would have a Material Adverse Effect on Associated; (c) any change by Associated or any of the Associated Subsidiaries in their respective accounting methods, principles, or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board or GAAP; (d) any revaluation by Associated of any of its material assets in any material respect; or (e) to the date of this Agreement, any entry by Associated or any Associated Subsidiary into any commitment or transaction material to Associated.

        SECTION 3.09. Absence of Litigation. Except as disclosed in the Associated Disclosure Schedule at Section 3.09 or in the Filed Associated SEC Reports, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any of the Associated Subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which individually seek damages not in excess of $10 million and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any Associated Subsidiary as a result of an examination by any bank regulatory authority.

        SECTION 3.10. Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company Shareholders Meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders Meeting. All documents filed with the SEC or other regulatory authorities by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable Law.

        SECTION 3.11. Absence of Agreements. Neither Associated nor any Associated Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its or their business (including any contract containing covenants which limit the ability of Associated or any Associated Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated or any Associated Subsidiary may carry on their business), or in any manner relates to its or their capital adequacy, credit policies, or management, except for those the existence of which has been disclosed to the Company pursuant to Sections 3.07 and 3.08, nor has Associated been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar submission.

        SECTION 3.12. Taxes. Associated and the Associated Subsidiaries have timely filed all Tax Returns required to be filed by any of them, and Associated and the Associated Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves as required by GAAP. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Section 3.12, references to Associated and the Associated Subsidiaries include former subsidiaries of Associated for the periods during which any such entities were owned, directly or indirectly, by Associated. Other than as listed in Section 3.12 of the Associated Disclosure Schedule, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the knowledge of Associated, threatening to assert against Associated or any Associated Subsidiary any deficiency or claim for additional Taxes. Other than as listed in Section 3.12 of the Associated Disclosure Schedule, neither Associated nor any Associated Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for which such extension or waiver has not expired. There are no tax liens on any assets of Associated or any Associated Subsidiary other than for taxes not yet due and payable. Other than as listed in Section 3.12 of the Associated Disclosure Schedule, neither Associated nor any Associated Subsidiary has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable by Associated and the Associated Subsidiaries through the date thereof (including Taxes being contested) in accordance with GAAP.

        SECTION 3.13. Brokers. Except as set forth in the Associated Disclosure Schedule at Section 3.13, no broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

        SECTION 3.14. Tax Matters. To the knowledge of Associated, neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

        SECTION 3.15. Employee Benefit Plans.

             (a)        The Associated Disclosure Schedule at Section 3.15 lists all Employee Benefit Plans maintained, sponsored, or contributed to by Associated or any ERISA Affiliate or under which Associated or any ERISA Affiliate has any Liability.

             (b)        Associated has made available to the Company true and complete copies of each Employee Benefit Plan and a written summary or any Employee Benefit Plan not in writing.

        SECTION 3.16. Internal Control Over Financial Reporting. Associated and the Associated Subsidiaries maintain books of account which accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting which provide assurance that (a) receipts and expenditures are made and access to Associated’s or any of the Associated Subsidiaries’ assets is permitted only in accordance with management’s authorization; (b) the books and records of Associated and the Associated Subsidiaries accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of Associated or any of the Associated Subsidiaries; (c) the reporting of the assets of Associated or any of the Associated Subsidiaries is compared with existing assets at regular intervals; (d) transactions are recorded as necessary to permit preparation of consolidated financial statements of Associated in accordance with GAAP and to maintain accountability for the assets of Associated or any of the Associated Subsidiaries; (e) unauthorized acquisition, use, or disposition of the assets of Associated or any of the Associated Subsidiaries is prevented; and (f) accounts, notes, and other transactions are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

ARTICLE IV

COVENANTS OF THE COMPANY

        SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Associated that prior to the Effective Time, unless the prior written consent of Associated shall have been obtained and except as specifically set forth in this Agreement, it will and it will cause each of the Company Subsidiaries to:

             (a)        operate its business only in the ordinary course consistent with past practices;

             (b)        use commercially reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees, and maintain its relationships with customers;

             (c)        use commercially reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

             (d)        use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

             (e)        perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

             (f)        with respect to the Company on a consolidated basis, maintain as of January 31, 2005, and thereafter, an aggregate loan loss reserve, and replenish such reserve for all charge-offs, in accordance with GAAP applied consistently with past practice, and make any additions to such reserve required for new problem loans in accordance with GAAP applied consistently with past practice;

             (g)        purchase and sell securities in accordance with the guidelines set forth on Exhibit 4.01(g);

             (h)        comply with the capital requirements set forth in Exhibit 4.01(h);

             (i)        with respect to the Company on a consolidated basis, maintain as of January 31, 2005, and thereafter, a tax reserve of not less than an amount determined in accordance with GAAP consistently applied;

             (j)        engage in lending activities, extensions of credit, and other financing or leasing arrangements in accordance with the guidelines set forth in Exhibit 4.01(j);

             (k)        use commercially reasonable efforts to comply in all material respects and in a timely manner with all applicable requirements of the Securities Act, the Exchange Act, SOX, state securities laws, and the rules and regulations thereunder, and all applicable listing and corporate governance requirements of NASDAQ and maintain the listing of the Company Common Stock on NASDAQ;

             (l)        subject to applicable Law, notify Associated prior to the commencement of any investigation regarding, or upon receipt by the Company of any allegation of, any reasonably likely material violation by the Company, any of the Company Subsidiaries, or any director, officer, employee, or affiliate of the Company or any of the Company Subsidiaries of applicable Law, the listing standards of NASDAQ or any code of conduct or ethics applicable to any directors, officers, or employees of the Company or any of the Company Subsidiaries and,

after consultation with Associated, take all reasonable actions in the conduct of any such investigation or the response to any such allegations; and

             (m)        subject to applicable Law, notify Associated of the receipt of any complaints (actual or constructive) or allegations of reasonably likely actual or potential material violations by the Company, any of the Company Subsidiaries, or any director, officer, employee, or affiliate of the Company or any of the Company Subsidiaries of applicable Law, the listing standards of NASDAQ or any code of conduct or ethics applicable to any directors, officers, or employees of the Company or any of the Company Subsidiaries and, after consultation with Associated, take all reasonable actions in the conduct of any such investigation or the response to any such allegations.

        SECTION 4.02. Negative Covenants. Except as specifically set forth in this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit the any of the Company Subsidiaries to do, without the prior written consent of Associated, any of the following:

             (a)     (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by Law or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers or directors (unless any such change shall be required by applicable Law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend, or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan except as required by Law or to maintain qualification under the Code, or (iv) enter into or amend any employment, severance, or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company and the Bank in effect on the date of this Agreement; anything to the contrary notwithstanding, the Company shall be required to obtain the consent of Associated prior to effecting any of the changes identified in (i) through (iv) only to the extent that the activities result individually in an increase in cost or expense (current or future) in an annual amount greater than $10,000 or in the aggregate in an increase in cost or expense (current or future) in an annual amount greater than $50,000;

             (b)        declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (i) regular quarterly cash dividends on Company Common Stock not exceeding $0.17 per share and (ii) dividends by a Company Subsidiary to another Company Subsidiary or the Company;

             (c)     (i) redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion, or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank, or other business, other than in the ordinary course of its banking business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business, consistent with past practice; or (v) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

             (d)        issue, deliver, award, grant, or sell or authorize or propose the issuance, delivery, award, grant, or sale of any shares of any class of its capital stock (including shares held in treasury) (except for the issuance of shares in connection with the exercise of any option outstanding on the date of this Agreement and identified in Section 2.03 of the Company Disclosure Schedule in accordance with its terms) or any rights, warrants, or options to acquire any such shares;

             (e)        directly or indirectly initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of the Company Subsidiaries to take any such action, and the Company shall promptly notify Associated orally and in writing of all inquiries and proposals which it may receive relating to any of such matters together with all of the relevant details relating to such inquiries or proposals that the Company is permitted to provide to Associated; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, or other representatives to furnish information to any party that requests information as to the Company or any of the Company Subsidiaries, otherwise facilitating an effort or attempt by a third party to make or implement a Competing Transaction and participating in discussions and negotiations with a third party relating to a Competing Transaction if (i) the Board of Directors of the Company, determines in good faith, after consultation with outside legal counsel, that failure to do so would cause the Board of Directors to breach its fiduciary duties under applicable Law; (ii) prior to furnishing such information to such person, the Company provides Associated with at least three business days’ notice to the effect that it is furnishing information to such person; and (iii) prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in customary form. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving the Company or any of the Company Subsidiaries other than the Merger contemplated by this Agreement: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company’s shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or any of the Company Subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of capital stock of the Company; or (viii) any public announcement of a proposal, plan, or intention to do any of the foregoing;

             (f)        propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

             (g)        except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

             (h)        change any of its methods of accounting in effect at December 31, 2004, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2003, except as may be required by Law or GAAP;

             (i)        subject to Section 4.01(j), change any lending, investment, liability management, or other material policies concerning the business or operations of the Company or any of the Company Subsidiaries in any material respect; organize any new subsidiaries or enter into any new non-banking line of business, whether or not permissible under applicable Law; or make any material changes in its operations;

             (j)     (i) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind, for any amount in excess of $50,000 or in any manner which would restrict in any material respect the operations or business of the Company or any of the Company Subsidiaries; (ii) purchase any new financial product or instrument which involves entering into a contract with a term of 12 months or longer (excluding investments made in accordance with Section 4.01(g)); or (iii) incur or pay legal and accounting fees in connection with the transaction contemplated hereby on other than a standard hourly fee basis for work completed (and after the date of this Agreement, the Company will discuss such fees with Associated) and investment banking fees in connection with the transaction contemplated hereby in excess of the amount determined pursuant to the engagement letter dated March 4, 2005 between the Company and Sandler O’Neill & Partners, L.P.;

             (k)        for any plan year, depending on the applicable plan, accrue for, contribute to or pay through any Pension Plan, Welfare Plan, or Fringe Benefit Plan an amount (determined as a percentage of compensation paid to participants) larger than the amount contributed to such plan for the previous plan year of such plan (determined as a percentage of compensation paid to participants) unless (i) such amount does not exceed $50,000 in the aggregate with respect to all plans during any twelve month period; or (ii) as required by Law; provided, however, that in no event may any change other than as required by law be made to the terms of any such plan (including, but not limited to, changes to eligibility or benefit levels);

             (l)        effect a change, directly or indirectly, or enter into any agreement directly or indirectly, which would result in a change in any insurance policy or benefit, including, but not limited to, entering into or purchasing any new insurance policies (except as allowed in Section 4.02(j)(viii)), disposing of any insurance policies, changing the nature or scope of any interest in any existing policies, or making additional contributions to any insurance policy, except as required to keep the policy in force; provided, however, that nothing contained herein shall prevent the Company or any of the Company Subsidiaries from renewing or replacing as they expire any existing coverage relating to their normal operations on substantially similar terms as current coverage (except for required premium increases);

             (m)        enter into any transaction or relationship described in Section 2.21(a);

             (n)        amend, modify, renegotiate, or change any agreement, contract, commitment, obligation, or other instrument to which the Company or any of the Company Subsidiaries is a party or is otherwise bound and which is material to the Company or any of the Company Subsidiaries, individually or when taken as a whole;

             (o)        take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or a breach of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

             (p)        agree in writing or otherwise to do any of the foregoing.

        SECTION 4.03. Access and Information.

             (a)        Prior to the Effective Time, in a manner consistent with applicable Law and upon reasonable notice and without unreasonable disruption to the business carried on by the Company or any of the Company Subsidiaries, the Company shall (and shall cause the Company Subsidiaries to) afford to Associated’s officers, employees, accountants, legal counsel, and other representatives access, during normal business hours, to all its properties, books, contracts, commitments, and records (other than the portion of Company Board of Director minutes which discuss this or any other merger proposals or Competing Transactions). Prior to the Effective Time, the Company shall (and shall cause the Company Subsidiaries to) furnish promptly to Associated (i) a copy of each Company Bank Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws, or any other applicable laws promptly after such documents are available; (ii) a copy of each Company SEC Report filed by it or received by it after the date of this Agreement (except to the extent an SEC

Report filed by it is available on EDGAR); and (iii) monthly consolidated financial statements of the Company and the Company Subsidiaries, including a balance sheet, income statement, statement of stockholders’ equity and statement of cash flows, which shall be prepared consistent with past practice (to the extent applicable) and shall be prepared in accordance with the Company’s normal accounting procedures on a consistent basis throughout the periods involved.

             (b)        Any information provided to Associated by the Company or any of the Company Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government authority or agency, which disclosure shall be treated by Associated as if it were disclosing its own information and limited to the minimum amount of information required to be disclosed. Upon any termination of this Agreement pursuant to Article VIII hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith without retaining a copy thereof.

        SECTION 4.04. Affiliates and Tax Treatment. As soon as practicable after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then “affiliates” of the Company, including, without limitation, all directors and executive officers of the Company, for purposes of Rule 145 promulgated under the Securities Act, and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04, acknowledging and agreeing to such restrictions. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company’s delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

        SECTION 4.05. Expenses.

             (a)        Except as provided in Section 8.02 below, all Expenses (as defined below) incurred by Associated and the Company shall be borne solely and entirely by the party that has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC, bank regulatory and other regulatory filing fees incurred in connection with this Agreement and the transactions contemplated hereby.

             (b)        “Expenses” as used in this Agreement shall include all out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, and execution of this Agreement, the solicitation of shareholder approvals, and all other matters related to the closing of the transactions contemplated hereby.

        SECTION 4.06. Delivery of Shareholder List. The Company shall deliver to Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.

         SECTION 4.07. [Intentionally Omitted]

ARTICLE V

COVENANTS OF ASSOCIATED

        SECTION 5.01. Affirmative Covenants. Associated hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise specifically set forth in this Agreement, it will and it will cause each Associated Subsidiary to:

             (a)        operate its business only in the ordinary course consistent with past practices and maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated’s financial statements applied on a consistent basis;

             (b)        conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not have a Material Adverse Effect on Associated, and insofar as reasonably can be foreseen in the future will not have a Material Adverse Effect on Associated;

             (c)        use its commercially reasonable efforts to comply in a timely manner with all applicable requirements of the Securities Act, the Exchange Act, SOX, state securities laws, and the rules and regulations thereunder, and all applicable listing and corporate governance requirements of NASDAQ; and

             (d)        remain “well-capitalized” under applicable regulatory capital guidelines.

        SECTION 5.02. Negative Covenants. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, Associated shall not do, or permit any Associated Subsidiary to do, without the prior written consent of the Company, any of the following:

             (a)        solely in the case of Associated, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in Section 1.06 hereof;

             (b)        take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or a breach of any provision of this Agreement, except, in every case, as may be required by applicable Law;

             (c)        amend its Articles of Incorporation or By-laws or other governing instruments in a manner which would adversely affect in any manner the terms of the Associated Common Stock or the ability of Associated to consummate the transactions contemplated hereby;

             (d)        enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Associated or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be; or

             (e)        agree to do any of the foregoing.

        SECTION 5.03. Access and Information.

             (a)        Prior to the Effective Time, in a manner consistent with applicable Law, and upon reasonable notice and without unreasonable disruption to the business carried on by Associated or the Associated Subsidiaries, Associated shall (and shall cause the Associated Subsidiaries to) afford to the Company’s officers, employees, accountants, legal counsel, and other representatives access, during normal business hours, to all its properties, books, contracts, commitments, and records (other than the portion of Associated Board of Director minutes which discuss this Merger). After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause the Associated Subsidiaries to) furnish promptly to the Company (i) a copy of each Associated Bank Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws, or any other applicable laws promptly after such documents are available; (ii) a copy of each Associated SEC Report filed by it or received by it (except to the extent an SEC Report filed by it is available on EDGAR); and (iii) all other information concerning the business, properties, and personnel of Associated or Associated Subsidiaries as the Company may reasonably request.

             (b)        Any information provided to the Company by Associated, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency, which disclosure shall be treated by the Company as if it were disclosing its own information and limited to the minimum amount of information required to be disclosed. Upon any termination of this Agreement pursuant to Article VIII hereof, the Company agrees to promptly return all information and documents that it has obtained from Associated in connection herewith without retaining a copy thereof.

        SECTION 5.04. Tax Treatment. Associated will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

        SECTION 5.05. NASDAQ Listing. Prior to the Effective Time, the Surviving Corporation shall cause the shares of Associated Common Stock to be issued in the Merger to be approved for listing on NASDAQ if this Agreement and the Merger are approved by the Company’s shareholders.

        SECTION 5.06. Dividends. After the date of this Agreement, each of the Company and Associated shall coordinate with the other with respect to the payment of dividends with respect to Company Common Stock and Associated Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock and Associated Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or Associated Common Stock or any shares of Associated Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

        SECTION 5.07. Control of the Company’s Business. Nothing contained in this Agreement shall give Associated, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company Subsidiaries’ operations.

        SECTION 5.08. Charitable Contributions. Associated will honor, or will cause the Surviving Corporation to honor, the outstanding commitments that the Company has made as of the date hereof relative to charitable contributions described on Exhibit 5.07.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.01. Registration Statement. As promptly as practicable after the execution of this Agreement, Associated, in cooperation with the Company, shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the “Registration Statement” and the prospectus and proxy materials contained therein are defined as the “Proxy Statement/Prospectus”) with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence) and relating to the submission of the Merger to the shareholders of the Company for their approval, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company and the Company Subsidiaries required to be set forth in the Registration Statement, and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Associated shall include in the Registration Statement and the Proxy Statement/Prospectus all information concerning Associated and the Associated Subsidiaries required to be set forth therein. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such incorrect or incomplete information. As promptly as practicable after receipt of applicable regulatory approvals (although such mailing may occur prior to expiration of any post-approval waiting period) and the effectiveness of the Registration Statement, the Company will mail to its shareholders (a) a notice of the Company Shareholders Meeting and the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a “prospectus” within the meaning of the Securities Act. Associated shall also take any reasonable action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company and the Company Subsidiaries shall furnish all information concerning the Company and the Company Subsidiaries, and the holders of the Company Common Stock and other assistance as Associated may reasonably request in connection with such action.

        SECTION 6.02. Meeting of Shareholders. The Company and its officers and directors shall, unless the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that taking such action would cause the Board of Directors to breach its fiduciary duties under applicable Law: (a) cause a meeting of the Company’s shareholders to be duly called and held as soon as practicable following receipt of applicable regulatory approvals and the effectiveness of the Registration Statement to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law; (b) submit this Agreement to the Company’s shareholders together with a unanimous recommendation (of all directors voting thereon at the meeting held on March 21, 2005) for approval by the Board of Directors of the Company; (c) solicit the approval thereof by the Company’s shareholders by mailing or delivering to each shareholder the Prospectus/Proxy

Statement; and (d) use commercially reasonable efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company’s shareholders.

        SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Associated shall use all commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations, or orders required under Law (including, without limitation, all foreign and domestic (federal, state, and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution, and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) any applicable federal or state banking laws, and (iii) any other applicable Law; provided, that Associated and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action. Subject to the satisfaction of the conditions in Section 7.01 and Section 7.03, the Company will use commercially reasonable efforts to cause each executive officer of the Company listed on Exhibit 7.02(i), as of the date of the Effective Time, to execute and deliver to Associated each of the Executive Agreements (as defined in Section 7.02(i)) in accordance with the terms set forth on Exhibit 7.02(i). Subject to the satisfaction of the other conditions in Section 7.01 and Section 7.02, Associated will execute, as of the date of the Effective Time, and deliver to the applicable executive officers of the Company listed on Exhibit 7.02(i) each of the Executive Agreements applicable to such executive officer in accordance with the terms set forth on Exhibit 7.02(i).

        SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Associated, and Associated shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Associated, as the case may be, to comply in all material respects with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        SECTION 6.05. Public Announcements. Associated and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the NASDAQ.

        SECTION 6.06. Employee Benefits Matters. Annex A hereto sets forth certain agreements with respect to employee benefit matters pertaining to employees of the Company and Company Subsidiaries.

      SECTION 6.07. [Intentionally Omitted]

        SECTION 6.08. Stay Bonuses. Associated and the Company shall cooperate in good faith to establish and agree upon payment of appropriate stay bonuses for key personnel of the Company or the Company Subsidiaries (other than those Company executive officers covered by employment agreements) where the Company and Associated believe the continued employment of the person or persons in question through the Effective Time is necessary to maintain the effectiveness of the Company’s and the Company Subsidiaries’ continuing operations and/or to the integration of the businesses of the Company and Associated.

        SECTION 6.09. Environmental Matters. Associated may elect to engage an environmental consultant (who shall be mutually agreed upon by Associated and the Company) (the “Environmental Consultant”) to conduct a preliminary environmental assessment (“Phase I”) of all or any of the parcels of the Company’s Property. The fees and expenses of the Environmental Consultant with respect to the Phase I assessments shall be borne by Associated. The Company shall fully cooperate with Associated to provide the Environmental Consultant reasonable access to all Company Property.

         SECTION 6.10. [Intentionally Omitted]

        SECTION 6.11. Directors’ and Officers’ Indemnification and Insurance.

             (a)        From and after the Effective Time, Associated shall, to the fullest extent permitted by applicable Law and in the Company’s By-laws and Articles of Incorporation as in effect as of the date hereof, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees and expenses), claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, pertaining to (i) the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions completed hereby, whether or not asserted or arising before the Effective Time. In the event that any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Section 6.11(a) and is successful in such action, Associated shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 6.11(a) in connection with any such action.

             (b)        Associated and the Company shall cooperate, using commercially reasonable efforts, to purchase and maintain in effect for a term of six (6) years, without any lapse in coverage, one or more so called “tail” or “run-off” directors and officers liability insurance policies with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (“D&O Coverage”); provided, however, that such D&O Coverage shall have a maximum premium of 200% of last year’s annual premium for the Company’s existing directors and officers liability insurance policy (the “Premium Limit”); provided, further, that if the premium for such insurance shall exceed the Premium Limit, Associated shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Premium Limit.

             (c)        In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Associated or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

             (d)        In addition to the other indemnification obligations set forth in this Section 6.11, Associated will indemnify directors and officers of the Company and the Company Subsidiaries to the full extent permissible under the Company’s Articles of Incorporation or Bylaws.

             (e)        The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        SECTION 6.12. Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to this Agreement, any other agreement contemplated by this Agreement or any of the transactions contemplated by this Agreement (individually or in conjunction with any other event), each party and the members of their respective Boards of Directors (subject to their respective fiduciary duties under applicable Law) will grant such approvals and take such actions as are necessary or appropriate so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement. The Company shall take all action necessary to ensure that, so long as this Agreement shall not have been terminated pursuant to the terms hereof, that no person shall become able to exercise any Rights under the Company

Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or redeemable as a result of entering into this Agreement or any of the other agreements contemplated by this Agreement or consummating any of the transactions contemplated by this Agreement (individually or in conjunction with any other event).

ARTICLE VII

CONDITIONS OF MERGER

        SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

             (a)        Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

             (b)        Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

             (c)        Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, the Wisconsin Department of Financial Institutions and all other required regulatory agencies, which approvals shall not contain any condition, including, without limitation, any requirement to raise additional capital, that would significantly adversely affect or significantly adversely limit the business or operations of Associated or any of its subsidiaries or significantly adversely impact the economic or business benefits of the transactions contemplated by this Agreement, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

             (d)        No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect restricting, preventing, or prohibiting consummation of the transactions contemplated by this Agreement.

        SECTION 7.02. Additional Conditions to Obligations of Associated. The obligations of Associated to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

             (a)        Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all respects as of the Effective Time as though made on or as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent such representations and warranties specifically reference an earlier date); provided, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company.

             (b)        Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

             (c)        Consents Obtained. All consents, waivers, approvals, orders, or authorizations required to be obtained, and all filings required to be made by the Company for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, orders, or authorizations required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company.

             (d)        No Challenge. There shall not be pending any action, proceeding, or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of the Company Common Stock for Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit, or limit the exercise of full rights of ownership or operation by Associated or any of the Associated Subsidiaries of all or any portion of the business or assets of the Company or the Company Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or Associated.

             (e)        Secretary’s Certificate. Associated shall have received a certificate of the Secretary of the Company, dated as of the date of the Effective Time, in the form attached hereto as Exhibit 7.02(e).

             (f)        Tax Opinion. Associated shall have received from Reinhart Boerner Van Deuren s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

     [a]       the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code;

    [b]        the Company and Associated will each be party to a reorganization within the meaning of Section 368(b) of the Code;

[c] no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a Fractional Share (if any)); and

    [d]        the basis of Associated Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as that of the Company Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

             (g)        Affiliate Agreements. The Company shall use commercially reasonable efforts to cause each person who is identified in the affiliate letter pursuant to Section 4.04 as an “affiliate” of the Company to deliver to Associated promptly after the date of this Agreement a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

             (h)        [Intentionally Omitted]

             (i)        Executive Agreements. The Company shall use commercially reasonable efforts to cause each executive officer of the Company listed on Exhibit 7.02(i) to enter into an employment or consulting agreement, a non-competition agreement and a separation agreement and general release (collective, the “Executive Agreements”), in each case in substantially the form attached as Exhibit 7.02(i) hereto for the applicable executive officer, and the Company shall use commercially reasonable efforts to cause each such executive officer to terminate as of the Effective Time all other employment or other compensation arrangements or agreements except to the extent specifically preserved in the Executive Agreement for such executive officer.

             (j)        Voting Agreement. Within ten (10) business days after the date of this Agreement, Associated and the shareholders of the Company listed on Exhibit 7.02(j) shall have executed and delivered the Voting Agreement in the form of Exhibit 7.02(j).

             (k)        No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which is not consistent with the normal operations of the Company or otherwise not intended or reasonably anticipated which has a Material Adverse Effect on the Company, and (ii) no condition, event, fact, circumstances, or other occurrence shall have occurred which is not consistent with the normal operations of the Company or otherwise not intended or reasonably anticipated that may reasonably be expected to have or result in such a Material Adverse Effect on the Company.

             (l)        SEC Certifications. The Company SEC Reports filed by the Company after the date of this Agreement shall contain all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act and (ii) 18 U.S.C. § 1350 (Section 906 of SOX), in the form required by the SOX, the Exchange Act, and the rules and regulations thereunder, without any qualifications, exceptions, or limitations with respect thereto.

             (m)       [Intentionally Omitted}

             (n)        Closing Certificate. Associated shall have received a certificate of the Chief Executive Officer of the Company, dated as of the date of the Effective Time, in the form attached hereto as Exhibit 7.02(n).

    SECTION 7.03.        Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

             (a)        Representations and Warranties. Each of the representations and warranties of Associated contained in this Agreement shall be complete and correct in all respects as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on the Effective Time (except to the extent such representations and warranties specifically reference an earlier date); provided, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Associated.

             (b)        Agreements and Covenants. Associated shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

             (c)        Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained, and all filings required to be made by Associated for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated, except where the failure to obtain any consents, waivers, approvals, orders, or authorizations required to be obtained or any filings required to be made would not have a Material Adverse Effect on Associated.

             (d)        No Challenge. There shall not be pending any action, proceeding, or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of the Company Common Stock for Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit, or limit the exercise of full rights of ownership or operation by Associated or any of the Associated Subsidiaries of all or any portion of the business or assets of the Company or any of the Company Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or Associated.

             (e)        Secretary’s Certificate. The Company shall have received a certificate of the Secretary of Associated, dated as of the date of the Effective Time, in the form attached hereto as Exhibit 7.03(e).

             (f)        Tax Opinion. The Company shall have received from Foley & Lardner LLP, an opinion (i) dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

[a] the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code;

[b] the Company and Associated will each be party to a reorganization within the meaning of Section 368(b) of the Code;

[c] no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a Fractional Share (if any)); and

     [d]        the basis of the Associated Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

             (g)        No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which is not consistent with the normal operations of the Associated or otherwise not intended or reasonably anticipated which has a Material Adverse Effect on Associated, and (ii) no condition, event, fact, circumstance, or other occurrence shall have occurred which is not consistent with the normal operations of the Associated or otherwise not intended or reasonably anticipated that may reasonably be expected to have or result in such a Material Adverse Effect on Associated.

             (h)        SEC Certifications. The Associated SEC Reports filed by Associated after the date of this Agreement shall contain all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act and (ii) 18 U.S.C. § 1350 (section 906 of SOX), in the form required by the SOX, the Exchange Act, and the rules and regulations thereunder, without any qualifications, exceptions, or limitations with respect thereto.

             (i)        Closing Certificate. The Company shall have received a certificate of the Chief Executive Officer of Associated, dated as of the date of the Effective Time, in the form attached hereto as Exhibit 7.03(i).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01. Termination.

             (a)        This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                       (i)        by mutual written consent of Associated and the Company;

                       (ii)        by the Company or Associated (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant, or agreement set forth in this Agreement on the part of the nonterminating party, or (B) if any representation or warranty of the nonterminating party shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 15 business days or which breach by its nature cannot be cured prior to the Effective Time; provided, however, that neither the Company or Associated shall have the right to terminate this Agreement pursuant to this Section 8.01(a)(ii) unless the breach of any representation, warranty, covenant or agreement, together with all such breaches, would entitle the party receiving such representation, warranty, covenant or agreement not to consummate the transactions contemplated hereby under Section 7.02 (in the case of a breach of a representation, warranty, covenant or agreement by the Company) or Section 7.03 (in the case of a breach of a representation, warranty, covenant or agreement by Associated); and provided further that this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

                       (iii)        by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

                       (iv)        by either Associated or the Company if the Merger shall not have been consummated before September 30, 2005 (the “Expiration Date”) (provided that the Expiration Date shall be automatically extended to December 31, 2005 if the Merger shall not have been consummated by September 30, 2005, solely due to either or both of (A) the failure of the SEC to clear and declare effective the Registration Statement to permit mailing of the Proxy Statement/Prospectus to the Company’s shareholders a sufficient time prior to September 30, 2005, or (B) the receipt of all required governmental approvals and the expiration of all related waiting periods shall not have occurred a sufficient time prior to September 30, 2005), for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

                       (v)        by either Associated or the Company if the Federal Reserve Board or the Wisconsin Department of Financial Institutions has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable Law;

                       (vi)        by Associated, if all of the conditions set forth in Section 7.02 are not satisfied on or before the Expiration Date;

                       (vii)        by the Company, if all of the conditions set forth in Section 7.03 are not satisfied on or before the Expiration Date;

                       (viii)        by either Associated or the Company if all of the conditions set forth in Section 7.01 are not satisfied on or before the Expiration Date, for a reason other than the failure of the terminating party to comply with its obligations in this Agreement;

                       (ix)        by Associated if the Company’s Board of Directors (A) withdraws or modifies in a manner adverse to Associated its recommendation or approval with respect to this Agreement or the Merger or publicly announces any intention to so withdraw or modify its recommendation or approval with respect to this Agreement or the Merger, (B) makes any recommendation with respect to a Competing Transaction (including making no recommendation within seven days after the public announcement of such Competing Transaction or stating an inability to make a recommendation), other than a recommendation to reject such Competing Transaction, or (C) breaches Section 4.02(e) in any material respect;

                       (x)        by Associated if, prior to the Effective Time, the Company enters into any agreement to engage in a Competing Transaction;

                       (xi)        by the Company if, prior to approval of the Merger and this Agreement by the Company’s shareholders, the Board of Directors of the Company shall have approved a Superior Proposal, but only if prior to termination under this subsection, the Company shall have complied with the provisions of Section 4.02(e) and the Company shall have provided Associated with 48 hours prior written notice of the Company’s decision to terminate, which notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal that the Company is permitted to provide to Associated, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; for purposes of this Agreement, the term “Superior Proposal” means any bona fide Competing Transaction that the Board of Directors of the Company determines, in its good faith judgment (after consultation with its financial advisor), would, if consummated, provide greater value from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement (taking into account all of the terms and conditions of such Competing Transaction, including any conditions to consummation and the likelihood of such Competing Transaction being consummated);

                       (xii)        by Associated or the Company if the Merger is not approved at the Company Shareholders Meeting or any adjournment thereof;

                       (xiii)        by Associated if the Company fails to take the actions provided in Section 6.02 (either in breach of such section or pursuant to the exception related to its fiduciary duties provided in such section); or

                       (xiv)        by the Company if both [a] the Associated Average Price (as defined below) is less than 85% of the Associated Closing Price (as defined below), and [b] the number obtained by dividing the Associated Average Price by the Associated Closing Price is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.15 from such quotient. If the Company makes an election to terminate this Agreement under this Section 8.01(a)(xiv), the Company shall, on or before the end of the second business day after the end of the Calculation Period (as defined below), give ten days’ written notice thereof to Associated. If, during the seven-day period commencing with its receipt of such notice, Associated proposes, by notice in writing to the Company, that the Exchange Ratio shall be adjusted to equal (A) the product of Associated Closing Price multiplied by the Exchange Ratio in effect prior to such adjustment, divided by (B) the Associated Average Price (carried out to five decimal places and rounded up if the sixth decimal price is five or greater), the Company may in its sole discretion give Associated notice of acceptance of such proposal within five business days of receipt thereof, in which case no termination shall have occurred and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

            For purposes of this Section 8.01(a)(xiv):

The “Associated Average Price” shall mean the average of the daily closing prices of a share of Associated Common Stock during the Calculation Period as quoted on NASDAQ.

The “Associated Closing Price” shall mean the closing price of Associated Common Stock on the date of this Agreement as quoted by NASDAQ.

The “Calculation Period” shall mean the ten consecutive trading days ending on the third trading day prior to the day on which the Effective Time is to occur in accordance with the mutual agreement of the Company and Associated.

The “Final Index Price” shall mean the average of the Final Prices for all of the companies comprising the Index Group.

The “Final Price” of any company belonging to the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transactions reporting system for the market or exchange on which such stock is principally traded, during the Calculation Period.

The “Index Group” shall mean all of those companies listed on Exhibit 8.01 hereto the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Calculation Period for such company to acquire another company or companies in transactions with a value exceeding 10% of the acquirer’s market capitalization or for such company to be acquired.

The “Initial Index Price” shall mean the average of the per share closing prices on the date of this Agreement, of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or the exchange on which such common stock is principally traded.

If Associated or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement, and the end of the Calculation Period, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

             (b)        In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other party, which notice shall specifically describe the basis for such termination.

        SECTION 8.02. Effect of Termination.

             (a)        If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by willful or material breach of a party hereto, the Company and Associated each shall pay its own Expenses, except as provided in Section 4.05 above, and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

             (b)        If termination of this Agreement shall have been caused by a willful or material breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

             (c)        Anything to the contrary notwithstanding, Associated shall suffer direct and substantial damages, which damages cannot be determined with certainty, and to compensate Associated for such damages the Company shall pay Associated the amount of $10,500,000 (the “Termination Fee”), if this Agreement is terminated as follows:

                       (i)        this Agreement is terminated by Associated pursuant to Section 8.01(a)(ix)(A), (ix)(B) or (x);

                       (ii)        this Agreement is terminated by the Company pursuant to Section 8.01(a)(xi);

                       (iii)        (A) this Agreement is terminated by either party pursuant to Section 8.01(a)(xii) or by Associated pursuant to Section 8.01(a)(xiii) or Section 8.01(a)(ix)(C); (B) at any time after the date of this Agreement and at or before the date of such termination a proposal for a Competing Transaction is publicly announced or otherwise communicated to the senior management or Board of Directors of the Company (a “Public Proposal”); and (C) a Competing Transaction (other than a transaction in which the Company acquires another Person for an aggregate consideration, including debt assumption, of less than $150 million) is consummated or a definitive agreement is entered into by the Company relating to a Competing Transaction (other than a transaction in which the Company acquires another Person for an aggregate consideration, including debt assumption, of less than $150 million) within 12 months after the termination of this Agreement; or

                       (iv)        (A) this Agreement is terminated by Associated pursuant to Section 8.01(a)(ii) or Section 8.01(a)(vi); (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal; (C) following the occurrence of such Public Proposal, the Company shall have intentionally breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement; and (D) a Competing Transaction (other than a transaction in which the Company acquires another Person for an aggregate consideration, including debt assumption, of less than $150 million) is consummated or a definitive agreement is entered into by the Company relating to a Competing Transaction (other than a transaction in which the Company acquires another Person for an aggregate consideration, including debt assumption, of less than $150 million) within 12 months after the termination of this Agreement.

        If the Termination Fee becomes payable, then the Company shall make payment of the Termination Fee within two business days after termination of this Agreement in the case of the occurrence of any event described in clause (i) or (ii) above and within two business days after a Competing Transaction is consummated or a definitive agreement is entered into by the Company relating to a Competing Transaction in the case of the occurrence of any event described in clause (iii) or (iv) above.

        SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the

Effective Time; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.01. Non-Survival of Representations, Warranties, and Agreements. The representations, warranties, and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and IX and Sections 6.07 and 6.11 shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.03(b), 8.02, Article IX and Annex A shall survive termination indefinitely.

        SECTION 9.02. Disclosure Schedules. Any fact or item disclosed on any Disclosure Schedule to this Agreement shall be deemed disclosed on all other Disclosure Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure with respect to such fact or item is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. The Disclosure Schedules shall not vary, change, or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto.

        SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the following address for such party or the date sent by facsimile to the applicable party at the following facsimile number for such party if notice is also delivered by registered or certified mail on or before two (2) business days after delivery by facsimile (or at such other address or facsimile number for a party as shall be specified by like notice):

        (a)         If to Associated:

Associated Banc-Corp Attention: Brian R. Bodager, Chief Administrative Officer, General Counsel & Corporate Secretary 1200 Hansen Road Green Bay, WI 54304 Facsimile: (920) 491-7010

        With a copy to:

Reinhart Boerner Van Deuren s.c. Attention: James M. Bedore, Esq. 1000 North Water Street, Suite 2100 Milwaukee, WI 53202 Facsimile: (414) 298-8097

        (b)         If to Company:

State Financial Services Corporation Attention: Michael J. Falbo, Chairman and Chief Executive Officer 815 North Water Street Milwaukee, WI 53202 Facsimile: 414-223-8420

                     with a copy to:

Foley & Lardner LLP Attention: Jay O. Rothman, Esq. 777 East Wisconsin Avenue Milwaukee, WI 53202 Facsimile: 414-297-4900

        SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

             (a)        “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with the Company Subsidiaries) has, directly or indirectly, an interest of 5% or more;

             (b)        “beneficial owner” with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of consideration rights, exchange rights, warranties, or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement, or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement, or understanding for the purposes of requiring, holding, voting, or disposing of any Shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, Shares if an agreement, arrangement or understanding to vote arises solely from a revocable proxy or consent solicitation made pursuant to the solicitation by the Company of proxies for the meeting of shareholders as described in Section 6.02 of this Agreement;

             (c)        “business day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

             (d)        “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement, or otherwise;

             (e)        “knowledge” (and terms of similar import) with respect to a party means the actual knowledge of that party’s executive officers and directors;

             (f)        “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity, or group (as defined in Section 13(d) of the Exchange Act); and

             (g)        “subsidiary” means with respect to any person, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more of its subsidiaries, or by such person and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar interests of which shall at the time be owned by such person, or by one or more of its subsidiaries, or by such person and one or more of its subsidiaries, and (iii) any limited partnership of which such person or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

        SECTION 9.05. Mitigation and Reimbursement. The Company agrees to cooperate with Associated, and to use its best efforts to cause any “disqualified individuals” with respect to the

Company (as defined by Code Section 280G and the applicable Proposed Treasury Regulations) to cooperate, in restructuring certain agreements, if necessary, to be identified by Associated in order to minimize and/or mitigate the tax consequences of:

             (a)        the potential loss of any tax deductions to the Company and/or Associated with respect to the deductibility of payments pursuant to the identified agreements; and

             (b)        any excise tax imposed on such disqualified individuals.

The provisions of this Section 9.05 shall survive the Effective Time indefinitely.

        SECTION 9.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.08. Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto and the Confidentiality Agreement dated September 16, 2004, and all amendments thereto between the Company and Associated constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        SECTION 9.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any wholly owned subsidiary provided that no such assignment shall relieve the assigning party of its obligations hereunder and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of shares of Associated Common Stock pursuant to Section 1.06 hereof.

        SECTION 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except for the right to receive the consideration payable pursuant to Article I and Sections 6.06, 6.11 and Annex A

(which are intended to be for the benefit of the applicable employees, officers and/or directors of the Company and may be enforced by such persons, their heirs and/or representatives).

        SECTION 9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

        SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or where otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereon in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        [Remainder of page intentionally left blank. Signature page to follow.]

        IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSOCIATED BANC-CORP
By:	/s/ Paul S. Beideman
Name:	Paul S. Beideman
Title:	President and Chief Executive Officer
STATE FINANCIAL SERVICES CORPORATION
By:	/s/ Michael J. Falbo
Name:	Michael J. Falbo
Title:	Chairman and Chief Executive Officer

ANNEX A

EMPLOYEE BENEFIT MATTERS

1. General.

             a.        Those individuals who are employed by the Company or the Company Subsidiaries as of the Effective Time and who remain, at Associated’s discretion, employees of Associated or its subsidiaries, (including the Company Subsidiaries) following the Effective Time shall be referred to hereinafter as “Affected Employees”. References to the Company, to the extent applicable to periods following the Effective Time, will refer to Associated and its subsidiaries.

            b.        At such time as Associated discontinues a Company Employee Benefit Plan, and makes available an Associated plan, Associated will give Affected Employees to be covered under Associated’s plan full credit for their prior service with the Company or the Company Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any Company Subsidiary) (i) for purposes of eligibility (including initial participation and eligibility for retirement benefits) and vesting under any qualified retirement or profit sharing plans maintained by Associated in which employees of the Company and the Company Subsidiaries may be eligible to participate and (ii) for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by Associated. Further, Associated shall treat compensation received from the Company or the Company Subsidiaries (or any compensation credited as such in connection with a previous acquisition by the Company or any Company Subsidiary) as compensation received from Associated for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by Associated.

            c.         Coverage under the Company’s health benefit plans, and deductibles and copayments made under such plans shall be treated for the Affected Employees as the equivalent of coverage or payments made under any Associated health benefit plans that such employees may become eligible to participate in on or after the Effective Time.

    2.        401(k) Savings Plan. Accounts in the Company’s 401(k) plan will be fully vested as of the Effective Time. The Company will make all amendments to the 401(k) Plan as required by law. The Company will continue to permit participant elective deferrals and to make and accrue matching and profit sharing contributions to the 401(k) Plan until such time as Associated shall determine that is on or after December 31, 2005, but in no event more than 180 days after the Effective Time (the “401(k) Plan Benefit Conversion Date”). At Associated’s option, the 401(k) Plan may be merged into the Associated Banc-Corp 401(k) Profit Sharing and Employee Stock Ownership Plan (the “Associated 401(k) Plan”). Effective the 401(k) Plan Benefit Conversion Date, if the plans are merged, employees participating in the 401(k) Plan will begin participating in the Associated 401(k) Plan.

3. ESOP.

            a.        In accordance with section 11.1 of the State Financial Services Corporation Employee Stock Ownership Plan (the “ESOP”), as of the Effective Time, the Company shall make a contribution to the ESOP which is equal to the amount the Company would have contributed to the ESOP pursuant to Section 3.2(a) of the ESOP as if the date of the Effective Time were the last day of a Plan Year (in no event less than the amount needed to pay the current obligation under the Exempt Loan, as defined in the ESOP) and shall cause the Trustee of the ESOP to use the full amount of such contribution promptly to repay a portion of the outstanding Exempt Loan. As a result of the aforementioned contribution and repayment, the Company shall take such action as may be necessary or appropriate to cause shares of Company Common Stock to be released from the suspense account maintained under the ESOP and allocated to the accounts of Participants (as defined in the ESOP), together with any amounts previously forfeited but unallocated, as if the Effective Time were the last day of the Plan Year, but applying the 1000 hour requirement of Section 3.2(b) by multiplying 1000 by a fraction, the numerator of which is the days elapsed from the first day of the current Plan year to and including the Effective Time and the denominator of which is 365.

            b.        At and after the Effective Time unless another manner is required by the ESOP (which Associated will not amend except to the extent deemed necessary by the Internal Revenue Service (the “Service”) to maintain the ESOP’s qualification under Code section 401(a)) or as required by the Service as a condition to its issuance of a favorable determination letter regarding the qualified status of the ESOP upon its termination:

i. all ESOP Account balances shall become fully vested and nonforfeitable. Further entry into the ESOP shall be frozen;

                ii.        the Company shall promptly cause the Trustees of the ESOP to sell, from the suspense account maintained under the ESOP, shares of stock of Associated with an aggregate value equal to the remaining outstanding ESOP indebtedness, after giving effect to the repayment described in paragraph (a) hereof, and to use the proceeds of such sale to repay in full all such outstanding ESOP indebtedness;

                iii.        to cause those shares of Associated Common Stock (and any cash) remaining in the suspense account maintained under the ESOP, after giving effect to the aforementioned sale (the “Remaining Shares”), to be allocated first, to all Participants who are employed by the Company on Effective Time and who have completed the prorated 1000 Hour of Service requirement referred to above, to the extent that such allocation does not exceed 20% of the Participant’s Compensation (as defined in the ESOP) for the portion of the year preceeding the Effective Time or, if less, the individual’s limitation under Internal Revenue Code (the “Code”) Section 415, and the balance will be allocated as earnings with respect to all account balances under the Plan; and

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                iv.        the ESOP shall be terminated and a favorable letter from the Service regarding its continued qualification shall be applied for as soon as administratively reasonable following the Effective Time and the account balances of all Participants shall be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as administratively prudent and consistent with any requirements in the determination letter from the Service, following the date of receipt of such favorable determination letter from the Service. Distributions shall be in the form of Associated Common Stock if elected by the Participant. Associated may permit Participants who so elect to transfer their ESOP account balances to the 401(k) plan, or Associated’s 401(k) plan, if the Company’s has been merged into Associated’s, provided the Participant is then an active Participant in such plan.

c. The fees and expenses of administration of the ESOP shall be paid consistent with the historic practice, if any, of the ESOP and the Company.

    4.        Bonuses. Bonuses under the Company’s management incentive plan will be accrued by Company as of the Effective Time as if it were December 31, and assuming the target goals had been satisfied as of that date, but prorated for the portion of the year preceeding the Effective Time. Such amounts so accrued will be paid at the time otherwise provided for in the plan, and shall not be payable to anyone who voluntarily terminates employment or is discharged for cause prior to the payment date.

    5.        Employee Welfare Benefits. Affected Employees will be integrated into the employee welfare benefit plans of Associated, including health, dental, group term life insurance, tuition reimbursement, long-term disability and other employee benefit plans available to similarly situated employees, as of such date as Associated determines; provided, however, that Company’s employee welfare benefit plans shall continue in force until the applicable Associated employee welfare benefit plan applies to the Affected Employees. Company employees will not forfeit Dependent Care or Flexible Spending Account balances as a consequence of the merger or the substitution of Associated’s plans.

    6.        Severance Plan. Severance payments to employees of the Company or the Company Subsidiaries who are terminated within twelve (12) months after the Effective Time will be made in accordance with the severance schedule below. Such severance schedule shall not apply to an employee covered by an employment agreement that provides for severance; shall not be available to an employee whose employment is voluntarily terminated or terminated for cause; and shall not duplicate any payment under any other severance plan of Associated or the Company, in the event the employee is also eligible under any such other plan.

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SCHEDULE OF SEVERANCE PAYMENTS
Position	Severance Pay
Non-officers	2 weeks, plus 1 week for each full year of continuous employment.
Officers	4 weeks, plus 2 weeks for each full year of continuous employment.

    7.        Supplemental Executive Retirement Plans. With respect to the supplemental executive retirement plans maintained by the Company for the benefit of Michael J. Falbo, Daniel L. Westrope and Robert J. Cera (collectively, the “SERPs”), the amounts credited to the Memorandum Accounts in the SERPs will be frozen as of the Effective Time, and assumed by Associated and handled in accordance with the individual employment contracts of the affected executives. To the extent the Company maintains or sponsors any nonqualified deferred compensation plan or arrangement prior to the Effective Time other than the SERPs, the Company shall terminate such plan or arrangement.

    8.        Discretionary Authority. Except as otherwise provided in this Agreement, the Company agrees that Associated shall have complete and total discretion with respect to when and how current benefits for Company employees will be integrated with the employee benefit programs offered by Associated and what steps shall be taken with respect to the Company’s Employee Benefit Plans.

    9.        Defined Terms. Terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger dated March 21, 2005, between Associated Banc-Corp. and State Financial Services Corporation.

10. Integration of Benefit Plans. The Company agrees to cooperate fully with respect to continuing all coverage and integrating the Company’s Employee Benefit Plans with Associated’s benefit programs.

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